Exhibit 3.1

CERTIFICATE OF DESIGNATIONS OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK OF

AKAMAI TECHNOLOGIES, INC.

Akamai Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that the Board of Directors of the Corporation (the “Board”) at a meeting duly called and held on September 16, 2026 adopted resolutions appointing a special committee of the Board (the “Pricing Committee”) and authorized the Pricing Committee to determine the designations, preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions and all other terms of the issuance of a series of preferred stock, par value $0.01 per share, of the Corporation (the “Preferred Stock”), in each case pursuant to the authority vested in the Board by Article FOURTH, Part B of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”); and on September 18, 2026, pursuant to the authority so conferred, the Pricing Committee duly adopted the following resolution:

RESOLVED, that pursuant to the authority vested in the Pricing Committee by the resolutions of the Board adopted on September 16, 2026 and by Article FOURTH, Part B of the Certificate of Incorporation, and in accordance with Section 151 of the DGCL, a series of Preferred Stock of the Corporation designated as “Series B Non-Voting Convertible Preferred Stock” be, and it hereby is, created out of the authorized and unissued shares of Preferred Stock of the Corporation, and that the designation and number of shares thereof, and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth in Annex A.

Annex A is attached to and forms part of this Certificate of Designations.

(signature page follows)

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by a duly authorized officer this 18th day of September, 2026.

AKAMAI TECHNOLOGIES, INC.

By:	/s/ Aaron S. Ahola
Name:	Aaron S. Ahola
Title:	Executive Vice President, General Counsel and Corporate Secretary

ANNEX A

SECTION 1. DESIGNATION AND NUMBER OF SHARES

(a) There is hereby created, out of the authorized and unissued shares of Preferred Stock of the Corporation, a series of Preferred Stock designated as the “Series B Non-Voting Convertible Preferred Stock” (the “Series B Preferred Stock”). The par value of the Series B Preferred Stock is $0.01 per share.

(b) The number of shares constituting the Series B Preferred Stock is 387,051.

SECTION 2. DEFINITIONS

As used in this Certificate of Designations, the following terms have the following meanings:

“Board” has the meaning set forth in the preamble to this Certificate of Designations.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the preamble to this Certificate of Designations.

“Closing Price” means, in respect of any Trading Day, the closing sale price per share of Common Stock on the Principal Trading Market, determined without reference to after-hours or extended market trading.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Conversion Date” means, in respect of any share of Series B Preferred Stock, the date on which such share converts into Common Stock or other property pursuant to Section 7(a), Section 7(b) or Section 9.

“Conversion and Transfer Notice” has the meaning set forth in Section 7(f).

“Conversion Rate” means twenty (20) shares of Common Stock per share of Series B Preferred Stock, subject to adjustment in accordance with Section 8.

“Corporation” has the meaning set forth in the preamble to this Certificate of Designations.

“DGCL” means the General Corporation Law of the State of Delaware.

“DWAC” has the meaning set forth in Section 7(g).

“Exchange Property” has the meaning set forth in Section 9(a).

“Holder” means a Person in whose name shares of Series B Preferred Stock are registered on the books of the Corporation.

“Initial Holder” means the Person to whom the Warrant is originally issued.

“Permitted Holder” means each of (i) the Initial Holder, (ii) any Person that is, directly or indirectly, a Wholly Owned Subsidiary of the Initial Holder.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated association, governmental authority or other entity.

“Preferred Stock” has the meaning set forth in the preamble to this Certificate of Designations.

“Principal Trading Market” means the trading market on which the Common Stock, or any successor security thereto, is primarily listed and quoted for trading, and which, as of the date of filing of this Certificate of Designations, is The Nasdaq Stock Market LLC.

“Reorganization Event” means, whether through one transaction or a series of related transactions, (i) any recapitalization of the Corporation or reclassification of the stock of the Corporation (other than (A) a change in par value from par value to no par value or from no par value to par value or (B) as a result of a stock dividend or a subdivision, split or combination of shares to which Section 8 applies); (ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s assets (on a consolidated basis); (iii) any direct or indirect purchase offer, tender offer or exchange offer (whether by the Corporation or another Person), pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and which has been accepted by the holders of greater than 50% of the outstanding Common Stock or greater than 50% of the voting power of the common equity of the Corporation; (iv) a consolidation, merger, stock or share purchase agreement or other business combination with another Person or group of Persons whereby such other Person or group acquires 50% or more of the outstanding shares of Common Stock or 50% or more of the voting power of the common equity of the Corporation; (v) any statutory exchange of all of the outstanding shares of Common Stock for securities of another Person; or (vi) any transaction similar to the foregoing that entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets (including cash) with respect to or in exchange for Common Stock.

“Series B Preferred Stock” has the meaning set forth in Section 1(a).

“Share Adjustment Event” has the meaning set forth in Section 8(a).

“Trading Day” means a day on which the Principal Trading Market is open for trading.

“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, gift, distribution, disposition or other transfer of record or beneficial ownership of shares of Series B Preferred Stock, whether voluntary or involuntary and whether effected by operation of law or otherwise, and includes any foreclosure upon, or other exercise of remedies in respect of, any pledge, hypothecation, mortgage, charge, lien or other security interest granted in respect of such shares; provided that the grant of a pledge, hypothecation, mortgage, charge, lien or other security interest in respect of shares of Series B Preferred Stock shall not itself constitute a Transfer.

“Warrant” means the warrant to purchase shares of Series B Preferred Stock issued or to be issued by the Corporation on or after the date of filing of this Certificate of Designations, as amended from time to time.

“Wholly Owned Subsidiary” means, in respect of any Person, any other Person of which such first Person owns, directly or indirectly through one or more intermediaries, 100% of the outstanding equity interests, other than directors’ qualifying shares or similar nominal holdings required by applicable law.

SECTION 3. RANKING

The Series B Preferred Stock will rank, as to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, (a) on a parity with the Common Stock, on an as-converted basis, except as may otherwise be provided in Section 4 and Section 5 herein, and (b) junior to each other series of Preferred Stock of the Corporation. Notwithstanding any provision to the contrary in the Certificate of Designations of Series A Junior Participating Preferred Stock of the Corporation, the Series B Preferred Stock will rank junior to the Series A Junior Participating Preferred Stock in all respects.

SECTION 4. DIVIDENDS

(a) Subject to Section 4(d), the Holders shall be entitled to receive, and the Corporation shall pay, dividends and other distributions in respect of each share of Series B Preferred Stock if, when and as declared and paid on the Common Stock, in an amount per share of Series B Preferred Stock equal to the product of (i) the Conversion Rate in effect on the record date for such dividend or distribution and (ii) the amount of such dividend or distribution declared and paid per share of Common Stock, payable at the same time and in the same form as such dividend or distribution is paid to holders of Common Stock.

(b) No dividend or distribution shall be declared or paid on the Common Stock unless the corresponding dividend or distribution contemplated by Section 4(a) is concurrently declared and paid in full in respect of each outstanding share of Series B Preferred Stock.

(c) Dividends on the Series B Preferred Stock are non-cumulative. The Holders shall have no right to receive any dividend not declared on the Common Stock, and no interest or sum in lieu of interest shall be payable in respect of any dividend not declared.

(d) Section 4(a) and Section 4(b) shall not apply to any dividend or distribution payable in shares of Common Stock, which shall instead be given effect through an adjustment to the Conversion Rate under Section 8.

(e) If a Conversion Date in respect of any share of Series B Preferred Stock occurs prior to the record date for a dividend or distribution in cash on the Common Stock, the Holder of such share shall have no right to receive the corresponding dividend or distribution under Section 4(a). If a Conversion Date in respect of any share of Series B Preferred Stock occurs on or after the record date for a declared dividend or distribution on the Common Stock and prior to the payment date for such dividend or distribution, the Person that was the Holder of such share on such record date shall be entitled to receive the corresponding dividend or distribution under Section 4(a) on such payment date, notwithstanding the conversion of such share.

SECTION 5. LIQUIDATION

(a) Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any class or series of stock ranking senior to the Series B Preferred Stock are entitled, the Holders shall be entitled to receive a payment in the amount of $0.01 per share of Series B Preferred Stock held by such Holder, after which the Holders and the holders of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution to its stockholders, distributed among them, and among the holders of any other class or series of stock entitled to participate in such distribution with the Common Stock, pro rata based respectively on the number of shares of Common Stock then outstanding and the number of shares of Common Stock into which the shares of Series B Preferred Stock then outstanding would convert at the Conversion Rate then in effect.

(b) Neither the consolidation or merger of the Corporation with or into any other Person, nor the sale, lease, transfer or conveyance of all or substantially all of the property or assets of the Corporation, shall be deemed a liquidation, dissolution or winding up of the Corporation for purposes of this Section 5.

SECTION 6. VOTING RIGHTS

(a) The Holders shall have no voting rights and shall not be entitled to vote, in their capacity as such, on any matter submitted to a vote of the stockholders of the Corporation, except as expressly required by the DGCL.

(b) The Series B Preferred Stock shall carry no right, in any circumstance whatsoever (including upon any failure to declare or pay any dividend), to elect, designate, appoint, nominate or remove any director of the Corporation or to increase the size of the Board.

SECTION 7. CONVERSION

(a) Automatic conversion upon Transfer. Each share of Series B Preferred Stock that is Transferred by a Permitted Holder to any Person that is not a Permitted Holder (other than a Transfer to the Corporation) shall automatically convert into a number of shares of Common Stock equal to the Conversion Rate in effect at such time, without any further action being required on the part of the Corporation, such Permitted Holder, the transferee or any other Person in order to effect such conversion. Such conversion shall take effect simultaneously with such Transfer, save that, if such Transfer occurs after the close of business on a Business Day or on a day that is not a Business Day, such conversion shall take effect upon the open of business on the next Business Day.

(b) Deemed conversion upon cessation of Permitted Holder status. If any Holder ceases to be a Permitted Holder (whether by reason of any sale, transfer, issuance or repurchase of equity interests, any merger, consolidation, conversion, dissolution or liquidation, or otherwise), each share of Series B Preferred Stock held by such Holder shall automatically convert into a number of shares of Common Stock equal to the Conversion Rate in effect at such time, without any further action being required on the part of any Person in order to effect such conversion, which conversion shall take effect simultaneously with such cessation; provided that, if such cessation occurs after the close of business on a Business Day or on a day that is not a Business Day, such conversion shall take effect upon the open of business on the next Business Day.

(c) Transfers among Permitted Holders. No Transfer of shares of Series B Preferred Stock by a Permitted Holder to another Permitted Holder shall cause any conversion of such shares, and the transferee shall for all purposes of this Certificate of Designations be a Permitted Holder and shall succeed to the position of the transferor hereunder, with the effect that a subsequent Transfer by such transferee to a Person that is not a Permitted Holder shall convert such shares in accordance with Section 7(a). Any such Transfer remains subject to the conditions to Transfer set forth in the Warrant, including the requirement under the Warrant that the transferee execute and deliver a written instrument agreeing to be bound by, and making the representations and warranties contained in, the Warrant.

(d) No other conversion. Except as expressly provided in Section 7(a), Section 7(b) and Section 9, the Series B Preferred Stock shall not be convertible into Common Stock or into any other security of the Corporation, and no Holder shall have any right, at its election or otherwise, to convert any share of Series B Preferred Stock.

(e) Effect of a Transfer made in breach of contract. The shares of Series B Preferred Stock are subject to the restrictions on transfer set forth in the Warrant. Any purported Transfer in violation of such restrictions shall be null and void, and no conversion shall occur under Section 7(a) in respect of the shares of Series B Preferred Stock purported to be Transferred.

(f) Mechanics. Immediately upon a conversion taking effect under Section 7(a), Section 7(b) or Section 9, the shares of Series B Preferred Stock so converted shall cease to be outstanding and all rights of the Holder thereof in respect of such shares shall cease, except the right to receive the shares of Common Stock or the Exchange Property, as applicable, issuable or deliverable upon such conversion, any cash payable under Section 7(g) and any dividend or distribution payable under Section 4(e). Effective immediately upon a conversion taking effect under Section 7(a), Section 7(b) or Section 9, the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as having become the record holder and beneficial owner of such shares of Common Stock, and such shares shall be deemed issued and outstanding as of such time, in each case notwithstanding that such shares have not then been registered on the books of the Corporation or its transfer agent. In connection with any anticipated conversion under Section 7(a), the Holder will deliver a written notice (a “Conversion and Transfer Notice”) specifying (i) the number of shares of Series B Preferred Stock being converted, (ii) transferee information as required by the Corporation’s transfer agent to effect the conversion, (iii) the date on which the Transfer is to occur, (iv) a certification that such Transfer complies with the restrictions on transfer set forth in the Warrant and (v) the appointment of any officer or agent of the Corporation as the Holder’s attorney in fact (revocable only in the event the Holder or the transferee abandon the Transfer) with authority solely to effect such Transfer of the applicable shares of Series B Preferred Stock on the books of the Corporation, with full power of substitution on the premises, to the Corporation prior to the scheduled closing date of the underlying Transfer, and the Corporation shall, no later than one (1) Business Day prior to such closing date (provided that such Conversion and Transfer Notice is delivered by 9 a.m. New York City time at least one (1) Business Day in advance of such closing date), deliver fully executed instructions (which shall not be revocable by the Corporation unless the Holder or the transferee abandon the Transfer) to its transfer agent (the “Pre-Closing TA Instructions”), with a copy to the Holder, directing the transfer agent to effect the conversion and, if eligible, DWAC delivery described below. The Corporation shall, concurrently with the closing of the Transfer (or, if the Pre-Closing TA Instructions have been delivered into escrow, immediately upon the release of such instructions from escrow), instruct its transfer agent to register the shares of Common Stock issuable upon such conversion, in book-entry form, in the name of (i) in the case of a conversion under Section 7(a), the transferee, and (ii) in the case of a conversion under Section 7(b), the Holder of the converted shares, and to deliver such shares by book-entry transfer, including, where requested and eligible, by The Depository Trust Company’s Deposit/Withdrawal at Custodian system (“DWAC”) credit to the account designated by the transferee or Holder, as applicable. All shares of Common Stock issued upon conversion shall be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and of all liens and encumbrances created by the Corporation.

(g) No fractional shares of Common Stock. No fractional shares of Common Stock shall be issued upon any conversion. Where more than one share of Series B Preferred Stock converts at the same time by reason of the same Transfer or the same cessation, the number of whole shares of Common Stock issuable shall be computed on the basis of the aggregate number of shares so converting. In lieu of any fractional share of Common Stock that would otherwise be issuable, the Corporation shall pay an amount in cash, rounded to the nearest cent, equal to such fraction multiplied by the Closing Price of the Common Stock on the second Trading Day immediately preceding the Conversion Date, which Closing Price shall be appropriately adjusted to give effect to any Share Adjustment Event the record date or effective date for which occurs after the Trading Day as of which such Closing Price is determined and on or prior to the Conversion Date. Any such cash payment shall be made to the Person that held the converted shares of Series B Preferred Stock immediately prior to the conversion.

(h) No fractional Series B Preferred Stock. No fractional shares of Series B Preferred Stock shall be issued, registered or recognized by the Corporation in any circumstance. Shares of Series B Preferred Stock may be issued and Transferred only in whole shares, and neither the Corporation nor its transfer agent shall be required to register, or shall register, any purported issuance or Transfer of a fraction of a share of Series B Preferred Stock.

(i) Status of converted stock. Shares of Series B Preferred Stock converted in accordance with this Certificate of Designations shall be automatically and immediately cancelled and retired and shall resume the status of authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series, and may be designated or redesignated and issued or reissued as part of any series of Preferred Stock.

(j) Status of Common Stock prior to conversion. Prior to a conversion taking effect in accordance with this Section 7 or Section 9, the shares of Common Stock issuable upon conversion of any share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and no Holder shall have any rights in respect of such shares of Common Stock, including voting rights, rights to respond to a tender or exchange offer for the Common Stock, and rights to receive dividends or other distributions on the Common Stock, by virtue of holding shares of Series B Preferred Stock, except as otherwise expressly provided in this Certificate of Designations; provided, however, that immediately upon a conversion taking effect, all such rights shall vest immediately and automatically in the Holder or its transferee, as applicable, without the need for further corporate action.

SECTION 8. ADJUSTMENTS TO THE CONVERSION RATE

(a) If the Corporation (i) subdivides or splits its outstanding Common Stock into a greater number of shares, (ii) combines or reverse-splits its outstanding Common Stock into a smaller number of shares, (iii) pays or makes a dividend or other distribution on its Common Stock payable in shares of Common Stock, or (iv) reclassifies its Common Stock into a different number of shares of Common Stock (each, a “Share Adjustment Event”), the Conversion Rate in effect immediately prior to such Share Adjustment Event shall be adjusted, effective as of the open of business on (x) in the case of a Share Adjustment Event described in clause (iii) of the definition thereof, the record date fixed for the determination of holders of Common Stock entitled to receive such dividend or distribution, and (y) in the case of any other Share Adjustment Event, the date on which such Share Adjustment Event becomes effective, by multiplying it by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Adjustment Event (and, in the case of a Share Adjustment Event described in clause (iii), assuming for this purpose that such dividend or distribution has been paid in full on such record date) and the denominator of which is the number of shares of Common Stock outstanding immediately prior thereto.

(b) If the Corporation fixes a record date for a Share Adjustment Event described in clause (iii) of the definition thereof and thereafter determines not to pay or make such dividend or distribution, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces such determination, to the Conversion Rate that would then be in effect had such record date not been fixed.

(c) The Conversion Rate shall be calculated to the nearest 1/10,000th. No adjustment shall be made to the number of shares of Series B Preferred Stock outstanding, and the Series B Preferred Stock shall not be subdivided, split, combined or reclassified.

(d) Each Share Adjustment Event shall be given effect exclusively through the Conversion Rate. No adjustment shall be made under the Warrant to the extent that it would duplicate, in whole or in part, any adjustment made or required to be made under this Section 8 in respect of the same event, it being intended that, in respect of any Share Adjustment Event, each of (i) the aggregate number of shares of Common Stock issuable upon conversion in full of the shares of Series B Preferred Stock issuable upon exercise of the Warrant in full and (ii) the aggregate exercise price payable upon exercise of the Warrant in full shall be adjusted once, and once only.

(e) Upon any adjustment to the Conversion Rate, the Corporation shall as promptly as practicable (and in any event within 10 days following the Share Adjustment Event) compute such adjustment and give written (including email) notice thereof to the Holders, stating the adjusted Conversion Rate, the facts requiring the adjustment (including the specific calculations used therefor) and the date on which it became effective; provided that the Corporation shall not be required to give such notice before the Corporation has publicly disclosed the relevant event, and any disclosure publicly filed by the Corporation with the Securities and Exchange Commission shall be deemed to be a notice given to the Holders in satisfaction of the Corporation’s obligations set forth in this Section 8(e). The Corporation’s failure to deliver such notice or any error in the computation thereof shall not affect the automatic effectiveness of the adjusted Conversion Rate.

(f) Adjustments under this Section 8 shall be made successively whenever a Share Adjustment Event occurs.

(g) If a Reorganization Event and a Share Adjustment Event arise from the same transaction, Section 9 shall apply to that transaction and this Section 8 shall not apply.

SECTION 9. REORGANIZATION EVENTS

(a) Upon the occurrence of a Reorganization Event prior to the conversion of any share of Series B Preferred Stock, each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of any Holder, automatically convert into the types and amounts of securities, cash and other property that is or was receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which such share of Series B Preferred Stock was convertible at the Conversion Rate in effect immediately prior to such Reorganization Event (such securities, cash and other property, the “Exchange Property”); provided that, if following such Reorganization Event the Common Stock remains outstanding and the holders of Common Stock generally are not entitled to receive securities, cash or other property in exchange for, or in respect of, their shares of Common Stock, no conversion shall occur under this Section 9 and the shares of Series B Preferred Stock shall remain outstanding in accordance with their terms.

(b) In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in a Reorganization Event, the Corporation shall ensure that the Holders have the same opportunity to elect the form of consideration, in accordance with the same procedures and proration mechanics that apply to the election made by holders of Common Stock.

(c) For the avoidance of doubt, (i) to the extent any shares of Series B Preferred Stock are issuable upon exercise of the Warrant immediately prior to such Reorganization Event, the conversion under this Section 9 shall apply to such shares after giving effect to such exercise (provided that such exercise has been conducted in accordance with the terms of the Warrant) and (ii) the conversion under this Section 9 shall be given effect prior to any distribution of assets or proceeds in connection with such Reorganization Event, such that the Holders shall receive Exchange Property on the same basis and at the same time as holders of Common Stock.

(d) The Corporation shall not enter into any definitive agreement for a transaction constituting a Reorganization Event unless such agreement provides, or the Corporation otherwise makes provision, for the conversion of the Series B Preferred Stock into Exchange Property in a manner that is consistent with, and gives effect to, this Section 9.

SECTION 10. RESERVATION OF COMMON STOCK

The Corporation shall at all times reserve and keep available, out of its authorized and unissued shares of Common Stock or shares of Common Stock held in the treasury of the Corporation, or both, free of preemptive rights, solely for the purpose of effecting conversions of the Series B Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion in full of all outstanding shares of Series B Preferred Stock at the Conversion Rate then in effect. The number of shares of Common Stock so required to be reserved shall be recomputed upon each adjustment to the Conversion Rate, and the Corporation shall take such action as is required to reserve any additional shares of Common Stock resulting from such adjustment. If at any time the number of authorized and unissued shares of Common Stock, together with any shares of Common Stock held in treasury and available for delivery, is insufficient to permit the conversion in full of all outstanding shares of Series B Preferred Stock at the Conversion Rate then in effect (such number of shares required to be reserved, the “Required Reserve Amount”), the Corporation shall promptly give written (including email) notice to the Holders and shall thereafter, at its sole expense, use commercially reasonable efforts to increase the number of its authorized shares of Common Stock to a number sufficient to satisfy the Required Reserve Amount, including by submitting to its stockholders, at the next annual meeting of stockholders or at a special meeting of stockholders called for that purpose, an amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock and recommending that the stockholders approve such amendment. If such stockholder approval is not obtained, the Corporation shall use commercially reasonable efforts to obtain such approval at each subsequent annual meeting of stockholders until such approval is obtained. The Corporation shall not be in breach of this Section 10 by reason of any failure to obtain such stockholder approval, so long as it has complied with its obligations under this paragraph. The Corporation may, at its election, deliver upon any conversion shares of Common Stock held in its treasury, so long as such shares are free and clear of all liens, charges, security interests and other encumbrances.

SECTION 11. UNCERTIFICATED STOCK; TRANSFER RESTRICTIONS

(a) The Series B Preferred Stock shall be issued in uncertificated, book-entry form only, and no share of Series B Preferred Stock shall be issued in physical, certificated form. All shares of Series B Preferred Stock shall be evidenced by book-entry on the records of the Corporation or its transfer agent.

(b) The shares of Series B Preferred Stock shall not be eligible for deposit with, and shall not be held, settled or transferred through the facilities of, The Depository Trust Company or any other clearing agency, securities depository or similar facility, and no share of Series B Preferred Stock shall be registered in the name of any such Person or any nominee thereof. Transfers of shares of Series B Preferred Stock shall be effected solely by entry on the books of the Corporation maintained by the Corporation or its transfer agent, in accordance with the By-Laws. For the avoidance of doubt, nothing in this Section 11(c) shall restrict the issuance or delivery of shares of Common Stock issued upon conversion of the Series B Preferred Stock through the facilities of The Depository Trust Company, including by DWAC, in accordance with Section 7. The Corporation shall not impose any transfer restrictions, legal opinion requirements, or administrative conditions, other than those that may be required by the Corporation’s transfer agent, on any Transfer or conversion of the Series B Preferred Stock or the underlying Common Stock other than those explicitly set forth in this Certificate of Designations, the Warrant or required under applicable federal securities laws.

SECTION 12. NO REDEMPTION; PERPETUAL

The Series B Preferred Stock shall not be redeemable by the Corporation or at the option of any Holder, shall not be subject to the operation of any retirement or sinking fund, and shall have no maturity date. The Series B Preferred Stock shall be perpetual unless converted in accordance with this Certificate of Designations. Nothing in this Section 12 shall limit the right of the Corporation to acquire shares of Series B Preferred Stock pursuant to the forfeiture and surrender provisions of the Warrant or otherwise by purchase, surrender or agreement, in each case in accordance with applicable law. Any shares of Series B Preferred Stock so acquired by the Corporation shall be automatically cancelled and retired and shall resume the status of authorized but unissued shares of Preferred Stock of the Corporation, undesignated as to series, and may be designated or redesignated and issued or reissued as part of any series of Preferred Stock.

SECTION 13. TAXES

The Corporation shall pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Series B Preferred Stock pursuant to Section 7 and Section 9; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of Common Stock in a name other than that of the registered Holder of the Series B Preferred Stock converted or to be converted, and no such issue or delivery shall be made unless and until the Person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid. No deduction or withholding in respect of taxes shall be made in respect of any dividend or distribution paid on, or any other payment made in respect of, the Series B Preferred Stock, except as required by applicable law. To the extent any such amounts are so deducted or withheld, such amounts shall be treated as having been paid to the Holder in respect of whom such deduction or withholding was made.

SECTION 14. GENERAL

(a) No other rights. The Series B Preferred Stock shall have no voting powers, preferences or relative, participating, optional or other special rights, and no qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as required by applicable law.

(b) No preemptive rights. The Holders shall have no preemptive or subscription rights in respect of any securities of the Corporation.

(c) Notices. Any notice required or permitted to be given to a Holder shall be given in writing and delivered personally, by electronic transmission (including email), by overnight courier or by certified mail to such Holder at its address or email address as it appears on the records of the Corporation. Notices delivered by electronic transmission shall be deemed given and effective immediately upon transmission.

(d) Determinations. The Corporation shall make all calculations required hereunder in good faith and in accordance with the provisions hereof. If a Holder disputes any calculation made by the Corporation, such Holder shall notify the Corporation of the dispute, and the Corporation and the Holder shall work in good faith to resolve the dispute within two (2) Business Days; provided, that during the pendency of any such dispute, the Corporation shall immediately issue and deliver the undisputed portion of any shares of Common Stock or other consideration in accordance with the provisions set forth herein.

(e) Severability. If any voting power, preference, right, qualification, limitation or restriction set forth herein is found to be invalid, unlawful or unenforceable, all others shall remain in full force and effect, and no such provision shall be deemed dependent upon any other unless so expressed herein.

(f) Record dates. The Board may fix a record date for the purpose of determining the Holders entitled to receive payment of any dividend or other distribution, or any allotment of rights in respect of any change, conversion or exchange of stock, in accordance with the By-Laws and applicable law.